Exhibit 10.1
Amendment to the
Huntington Bancshares Incorporated
Executive Agreements
Background
A.	Huntington Bancshares Incorporated (the “Company”) has entered into Executive Agreements with varying terms with certain of its executives in order to retain the availability, advice, and counsel of the executives and to help secure the continued services of the executives notwithstanding any change in control of the Company.

B.	Section 19 of each of the Executive Agreements allows the Company, without the consent of the executive, to amend the Executive Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, so as to avoid any penalty or excise tax from being levied on the executive.

C.	The Company desires to amend the Executive Agreements to bring the Executive Agreements into compliance with final regulations issued by the United States Treasury Department under Code Section 409A regarding the timing of payments of severance amounts and other deferred compensation.
Amendment
1.	The last paragraph of Section 4 of each of the Executive Agreements is deleted in its entirety and replaced by adding the following subsection (h):

(h) Specified Employee. Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, the Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:
(1) No payments shall be made and no benefits shall be provided to the Executive during the period beginning on the Separation from Service Date and ending on the first business day that is six months and one day after the Separation from Service Date, or, if earlier, the date of the Executive’s death.
(2) On or as soon as administratively practicable after the first business day that is six months and one day after the Separation from Service Date, or if earlier, the date of the Executive’s death, the Corporation shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the amounts otherwise payable to the Executive under this Agreement during the period described in Section 4(h)(a) of this Agreement.
2.	The remainder of the Executive Agreements shall remain unchanged.